Exhibit 99.9

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents (i) to be named as a person about to become a director of Media General, Inc., a Virginia Corporation, in the Registration Statement on Form S-4 filed by Media General, Inc., and any amendments (including any post-effective amendments) thereto (the “Form S-4”), with the Securities and Exchange Commission, (ii) to the inclusion of the disclosure under the caption “Directors and Executive Officers of the Combined Company” in the Form S-4 and (iii) to the filing of this consent as an exhibit to the Form S-4.

/s/ Howard Schrott
Name: Howard Schrott

July 19, 2013